Exhibit 99.1

DGT Holdings Announces Entry Into a Definitive Agreement for the Sale of Its Italian Subsidiary, Villa Sistemi Medicali

BAY SHORE, N.Y., Sept. 13, 2011 (GLOBE NEWSWIRE) -- DGT Holdings Corp (OTCBB:DGTC) (“DGT”) or “the Company”) today announced that it has entered into a definitive agreement to sell its wholly-owned Italian subsidiary, Villa Sistemi Medicali, S.p.A., in a management buy-out to management and certain employees of Villa and several other investors.

In consideration for the sale of the shares of Villa, DGT is entitled to receive Euro 16,500,000 (approximately US $22,500,000 as calculated using current exchange rates) in cash, an unsecured promissory note in the amount of Euro 500,000 and excess cash at closing.

The obligations of each of the parties to consummate the sale of Villa are subject to customary conditions, including without limitation, (i) completion of the demerger by which the real estate currently held by Villa will be separated from industrial activities and held by an Italian subsidiary of DGT established for the purpose of holding the real estate and (ii) entry into a lease agreement pursuant to which DGT, through its Italian real estate subsidiary, will lease to the buyer of Villa real property currently held by Villa for an aggregate period of 12 years.

During the period beginning on the date of the definitive agreement to sell Villa until 11:59 p.m. (New York time) on the 5th calendar day prior to the consummation of the sale of Villa, DGT may initiate, solicit and encourage proposals or offers to acquire Villa (each, an “Acquisition Proposal”). DGT may participate in discussions or negotiations with respect to Acquisition Proposals at any time prior to the sale of Villa to the buyer.

So long as the definitive agreement has not been terminated by either party, DGT has not exercised its withdrawal right, and the conditions to closing have been satisfied, the consummation of the Villa sale is expected to occur in November 2011.

ABOUT DGT HOLDINGS

DGT Holdings Corp. is engaged in the design, manufacture and marketing of high performance diagnostic imagining systems for medical and dental applications through its Milan, Italy based Villa Sistemi Medicali S.p.A. business. The company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, DGT manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The Company’s web site is www.dgtholdings.com.

The DGT Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8578

CONTACT:	DGT Holdings Corp.
John J. Quicke
Chief Executive Officer

Mark A Zorko
Chief Financial Officer
(631) 231-6400 ext. 323